Exhibit 99.1

PRESS RELEASE

Reference:	LI.08.09

Release Date:	August 20, 2008

Lpath Closes $6.7 Million Equity Financing

Financing Demonstrates Strong Insider Support and Provides Funding for

Two Phase 1 Clinical Trials

SAN DIEGO, CALIFORNIA:  Lpath, Inc. (OTC: LPTN), the category leader in therapeutic agents against bioactive lipids, reported the receipt of approximately $6.7 million in gross proceeds in a private placement of unregistered shares of Class A common stock.

The shares were issued at a price of $0.95 per share, with each investor also receiving warrants to purchase the number of shares of Class A common stock equal to 25% of the number of common shares purchased in this financing.  The warrants have a five-year term and are immediately exercisable at a price of $1.25 per share into restricted shares of Class A common stock.  Piper Jaffray & Co. served as lead placement agent for the transaction with Griffin Securities and Dawson James Securities serving as co-agents.

Certain existing stockholders were participants in the transaction, including Lehman Brothers, William Harris Investors, and entities affiliated with the Peierls Foundation, Inc.

Proceeds from the funding will be used to support the Phase 1 clinical trials for Lpath’s two leading drug candidates, ASONEP™ and iSONEP™.  ASONEP is an antibody against S1P that is in Phase 1 clinical trials for the treatment of cancer.  Lpath has received FDA authorization to begin Phase 1 clinical trials of iSONEP™, the ocular formulation of the S1P antibody.

“This funding enables us to advance our lead programs through the clinical trial process, while allowing us to explore various strategic opportunities,” said Lpath president and CEO Scott R. Pancoast. “We appreciate the confidence expressed by our new and existing investors in the potential of our leading drug candidates and our underlying ImmuneY2™ technology.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws.  Unless so registered, the Class A common stock may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. As part of this transaction, Lpath has agreed to file a registration statement covering the resale of the shares of Class A common stock sold in this financing, as well as those shares issuable upon conversion of the warrants.

About Lpath:

Lpath, Inc., headquartered in San Diego, California, is the category leader in bioactive-lipid-targeted therapeutics, an emerging field of medical science whereby bioactive signaling lipids are targeted for treating important human diseases. ASONEP™ is an antibody against S1P that is presently in Phase 1 clinical trials for the treatment of cancer and also holds promise against multiple sclerosis and various other disorders. A second product candidate, iSONEP™ (the ocular formulation of the S1P antibody), has demonstrated superior results in various preclinical AMD and retinopathy models and has received FDA authorization to begin Phase 1 clinical trials.  Lpath’s third product candidate, Lpathomab™, is an antibody against LPA, a key bioactive lipid that has been long recognized as a valid disease target (fibrosis, cancer, neuropathic pain). The company’s unique ability to generate novel antibodies against bioactive lipids is based on its ImmuneY2™ drug-discovery engine, which the company is leveraging to add to its pipeline. For more information, visit www.Lpath.com

About Forward-Looking Statements:

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond Lpath’s control and may cause actual results to differ materially from stated expectations.  For example, there can be no assurance that results will be timely, necessary regulatory approvals will be obtained, the proposed treatments will prove to be safe or effective, or required clinical trials will be ultimately successful. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in Lpath’s operations and business environment, including, without limitation, its limited experience in the development of therapeutic drugs, its dependence upon proprietary technology, its history of operating losses and accumulated deficits, its reliance on research grants, current and future competition, and other risks described from time to time in the company’s filings with the Securities and Exchange Commission. Lpath undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Lpath Contacts:

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast (858) 678-0800 x104	Liolios Group, Inc. (949) 574-3860
President & CEO, spancoast@Lpath.com	Geoffrey Plank: geoffrey@liolios.com
www.Lpath.com	Ron Both: ron@liolios.com